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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person

Verneuille, Janet T.
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   (Last)               (First)                 (Middle)

1103 Millstone Road
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                                    (Street)

Sag Harbor, NY 11963
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


   Bridge Bancorp, Inc.  BDGE
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

    12/01
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      Senior Vice President and Comptroller
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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

Common Stock                                                                                       2,007          D
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Common Stock                                                                                         114          I       Husband
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Common Stock                                                                                         395          D       Self &
                                                                                                                          Husband JT
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Common Stock                                                                                          28          D       Self & Son
                                                                                                                          JT
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Common Stock                                                                                          28          D       Self &
                                                                                                                          Daughter
                                                                                                                          JT
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Common Stock                                                                                          28          D       Self &
                                                                                                                          Daughter
                                                                                                                          JT
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Common Stock (Restricted*#)             01/17/01        A              540         A     $16.50       900          D
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*On January 24, 2000, 540 Shares were awarded under the Equity Incentive Plan, of which, 180 vested on January 15, 2001 and 180 vesting on each anniversary thereafter conditioned on continued service at the time of vesting. Of the 180 shares vested on January 15, 2001, 60 shares are included in the directly owned common stock above, and an additional 120 shares are included in the beneficially owned common stock above.

#On January 17, 2001, 540 Shares were awarded under the Equity Incentive Plan, vesting 180 on January 17, 2002 and 180 on each anniversary thereafter conditioned on continued service at the time of vesting.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Options        $16.50   01/17/01 A         1,500       1/17/01  1/17/11  Common Stock 1,500            7,500    D
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
Explanation of Responses:




/s/ Janet T. Verneuille                                         01/17/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** ___ Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.